UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 24, 2014

CROCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7477 East Dry Creek Parkway Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Investment Agreement

As previously disclosed, Crocs, Inc. (the “Company”) and Blackstone Capital Partners VI L.P. (“Blackstone”) entered into an Investment Agreement (the “Investment Agreement”) on December 28, 2013 relating to the sale to Blackstone of 200,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $198 million, or $990 per share. On January 27, 2014, the Company and Blackstone entered into the First Amendment to Investment Agreement (the “Amendment”). The Investment Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 30, 2013.

The Amendment modifies Blackstone’s rights to designate directors to serve on the Company’s board of directors (the “Board”) so that Blackstone will have the right to designate for nomination two directors to the Board only so long as Blackstone and/or certain of its permitted transferees (i) beneficially own at least 95% of the Series A Preferred Stock or the as-converted common stock of the Company, par value $0.001 per share (“Common Stock”), purchased pursuant to the Investment Agreement or (ii) maintain beneficial ownership of at least 12.5% of the Company’s outstanding Common Stock. The Amendment also replaces the form of Certificate of Designations of the Series A Preferred Stock, which was attached to the Investment Agreement as Schedule A.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment and the schedules thereto, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

On January 27, 2014, Blackstone assigned its purchase rights for approximately 1,500 shares of Series A Preferred Stock to its permitted transferees, Blackstone Family Investment Partnership VI-ESC L.P. and Gregg Ribatt (together with Blackstone, the “Purchasers”). On January 27, 2014, the Company and Blackstone closed the transactions contemplated by the Investment Agreement, as amended (the “Closing”), and the Company issued to the Purchasers, 200,000 shares of Series A Preferred Stock for the purchase price described above. In connection with the Closing and pursuant to the Investment Agreement, as amended, the Company paid Blackstone a closing fee of $2 million and reimbursed Blackstone’s transaction fees and expenses of approximately $4 million.

Certificate of Designations of the Series A Preferred Stock

On January 24, 2014, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”) creating the Series A Preferred Stock and establishing the designations, preferences, and other rights of the Series A Preferred Stock. The Certificate of Designations became effective upon filing.

The Series A Preferred Stock ranks senior to the Common Stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Series A Preferred Stock has a stated value of $1,000 per share, and holders of Series A Preferred Stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6% per annum. If the Company fails to make timely dividend payments, the dividend rate will increase to 8% per annum until such time as all accrued but unpaid dividends have been paid in full. Holders of Series A Preferred Stock are entitled to receive dividends declared or paid on the Common Stock and are entitled to vote together with the holders of the Common Stock as a single class, in each case, on an as-converted basis. Holders of Series A Preferred Stock have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

The Series A Preferred Stock is convertible at the option of the holders at any time after the Closing into shares of Common Stock at an implied conversion price of $14.50 per share, subject to adjustment. At the election of the Company, all or a portion of the Series A Preferred Stock will be convertible into the relevant number of shares of Common Stock on or after the third anniversary of the Closing, if the closing price of the Common Stock equals or exceeds $29.00 for 20 consecutive trading days. The conversion rate is subject to customary anti-dilution and other adjustments subject to certain share caps and other restrictions.

At any time after the eighth anniversary of the Closing, the Company will have the right to redeem and the holders of the Series A Preferred Stock will have the right to require the Company to repurchase, all or any portion of the Series A Preferred Stock at 100% of the stated value thereof plus all accrued but unpaid dividends. Upon certain change of control events involving the Company, the holders can require the Company to repurchase the Series A Preferred Stock at 101% of the stated value thereof plus all accrued but unpaid dividends.

The foregoing description of the Certificate of Designations does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designations, which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Registration Rights Agreement

On January 27, 2014, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to provide to the Purchasers certain customary demand and piggyback registration rights in respect of the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion of the Series A Preferred Stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Certificate of Designations and the Series A Preferred Stock is incorporated herein by reference.

As described in Item 1.01, on January 27, 2014, the Company issued to the Purchasers 200,000 shares of Series A Preferred Stock for an aggregate purchase price of $198 million, or $990 per share, pursuant to the Investment Agreement, as amended. This issuance and sale is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Regulation D thereunder. Each Purchaser has represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preferred Stock is being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof. Appropriate legends have been affixed to the certificates evidencing the shares of Series A Preferred Stock.

Item 3.03.	Material Modification to Rights of Security Holders.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Certificate of Designations, the Series A Preferred Stock and the Amendment is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Resignations

On January 24, 2014, Stephen Cannon and Jeffrey Margolis resigned from the Board, effective upon the Closing. Neither Mr. Cannon’s nor Mr. Margolis’s decision to resign is the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointments of New Directors

Effective upon the Closing, the Board appointed Prakash Melwani to serve as a Class III director and Gregg Ribatt to serve as a Class I director to fill the vacancies on the Board resulting from the resignations of Messrs. Cannon and Margolis. Messrs. Melwani and Ribatt were designated by Blackstone for election to the Board in accordance with the terms of the Investment Agreement, as amended.

Mr. Melwani is a Senior Managing Director of Blackstone. Mr. Ribatt was most recently the President and Chief Executive Officer of Collective Brands Performance + Lifestyle Group at Collective Brands, Inc. In addition, as a permitted transferee of Blackstone, Mr. Ribatt purchased 1,000 shares of Series A Preferred Stock from the Company at the Closing for $990,000.

Mr. Melwani has been appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board and the newly formed Search Committee, described below. In addition, the Board appointed Peter Jacobi to the Audit Committee of the Board.

As compensation for their service on the Board and the applicable Board committees, Messrs. Melwani and Ribatt are entitled to receive the Company’s standard compensation for non-employee directors; provided, however, such compensation may be paid to Blackstone or its designee, pursuant to the terms of the Investment Agreement.

The Board also considered the independence of Messrs. Melwani and Ribatt under the Nasdaq listing standards and concluded that each of Messrs. Melwani and Ribatt is an independent director under the applicable Nasdaq standards.

Formation of Search Committee

Pursuant to the terms of the Investment Agreement, as amended, the Board formed a special committee of the Board (the “Search Committee”) on January 24, 2014 and has granted to such committee the sole power and authority to identify, consider, assess, evaluate, research, and recommend individual nominees for the position of Chief Executive Officer of the Company to replace John McCarvel, who, as previously reported, announced his resignation from his position as President and Chief Executive Officer of the Company. Any recommendation from the Search Committee with respect to a Chief Executive Officer nominee requires the unanimous consent of the members of the Search Committee, and the Board may not appoint a new Chief Executive Officer without the recommendation of the Search Committee. The Board has appointed Tom Smach, Ron Frasch, Peter Jacobi and Prakash Melwani as members of the Search Committee.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Certificate of Designations is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 27, 2014, the Company issued a press release relating to the items described in this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Convertible Preferred Stock of Crocs, Inc.

10.1	First Amendment to Investment Agreement, dated as of January 27, 2014, between Crocs, Inc. and Blackstone Capital Partners VI L.P.

10.2	Registration Rights Agreement, dated as of January 27, 2014, among Crocs, Inc. and the parties named therein.

99.1	Press Release dated January 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: January 27, 2014	By:	/s/ Jeffrey J. Lasher
Jeffrey J. Lasher
Senior Vice President – Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations of Series A Convertible Preferred Stock of Crocs, Inc.

10.1	First Amendment to Investment Agreement, dated as of January 27, 2014, between Crocs, Inc. and Blackstone Capital Partners VI L.P.

10.2	Registration Rights Agreement, dated as of January 27, 2014, among Crocs, Inc. and the parties named therein.

99.1	Press Release dated January 27, 2014.